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                                                                    Exhibit 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Charter Communications, Inc.:


We consent to the inclusion in Amendment No. 1 to the registration statement (No. 333-65094) on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation of our report on the consolidated balance sheets of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, members' equity/partners' capital and cash flows for each of the years in the three-year period ended December 31, 1998 included herein and to the reference to our firm under the heading "Experts" in the registration statement.


                                       /s/ KPMG LLP


Dallas, Texas
July 30, 2001